Exhibit 99.1

Sino Green Land Reports $80.0 Million in Revenue and $3.1 Million of Net Income for the First Six Months of 2011

Guangzhou, China – August 15, 2011 – Sino Green Land Corporation (OTCBB: SGLA), a leading distributor of high-end fruits in China, today announced its reported financial results for the six months ended June 30, 2011.

First half 2011 highlights (year-over-year):

•	Sales were $80.0 million, an increase of 26.4%
•	Gross profit was $8.0 million, an increased 18.8%
•	Net income was $3.1 million
•	No long-term debt.
•	Shareholder’s equity of $62.7 million

Mr. Xiong Luo, Chief Executive Officer of Sino Green Land, commented, “We had record revenue for the six months ended June 30, 2011.  Our unique business model for the wholesale fruit distribution operations continues to deliver solid results.  During the second quarter, we also leased another 1,100 acres of apple plantation from the cooperative farming group.  This additional land should help grow our top and bottom lines next year.”

Mr. Luo continued, “The construction of our Metro Green distribution center is nearly complete and we are entering the planning stage for its operations.  We believe the Metro Green distribution center should help not only increase the availability of healthy foods in China but also establish a reputable channel for green, organic and imported food products.”

Revenue for the six months ended June 30, 2011 increased 26.4% to $80.0 million, as compared to $63.3 million for the six months ended June 30, 2010. This increase was mainly due to higher selling price of apples, which accounted for more than 86% of sales in the June 2011 period.  Our gross profit increased approximately $1.3 million to approximately $8.0 million in the June 2011 period from approximately $6.8 million in the June 2010 period.  Gross margin was 10.0% and 10.7% for the June 2011 and June 2010 periods, respectively.  The prices at which we purchased and sold apples increased proportionally, which enabled us to have relatively comparable gross margins for the June 2011 and 2010 periods. Our gross margin was in the June 2011 period was also affected by our incentive program designed to increase our business from larger wholesalers.  Net income for the six months ended June 30, 2011 was $3.1 million, or $0.02 per share (basic and diluted), as compared with $3.5 million, or $0.03 per share (basic and diluted) for the comparable period of 2010.

As of June 30, 2011, the company had cash and cash equivalents of $0.8 million, no long-term debt and shareholders’ equity of $62.7 million.

Sales increased approximately $9.0 million, or 30.3%, to approximately $38.8 million in the three months ended June 30, 2011 from approximately $29.8 million in the three months ended June 30, 2010.  Sales of our Fuji apples increased 26.9% in the three months ended June30, 2011 as compared to the three months ended June 30, 2010.   Our gross profit increased 15.0%, from $3.1 million in the three months ended June 30, 2010 to $3.6 million for the quarter ended June 30, 2011. Gross margins were 9.3% and 10.5% for the quarters ended June 30, 2011 and 2010, respectively. The decrease was mainly due to reduced revenue from an incentive program initiated in the period to increase sales to larger wholesalers to purchase our fruit.  Our net income was $1.4 million, or $0.01 per share (basic and diluted) for the three months ended June 30, 2011 period, as compared with a net income of $3.9 million, or $0.03 per share (basic and diluted) for the same period of 2010.

The Company’s balance sheet and statements of operations are set forth in tables 1 and 2 to this press release.

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People’s Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of high end fruits -- Fuji apples, emperor bananas and tangerine oranges. In the process, Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou.  Our website is http://sinogreenland.com.  Information on our website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This press release may contain forward-looking statements.  Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company’s ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company’s products could have on its business and profitability; the company’s ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company’s senior management; any of the factors and risks mentioned in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K annual report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the six months ended June 30, 2011, as well as information contained in our other filings with the SEC.   The Company assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

Table 1
SINO GREEN LAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	JUNE 30, 2011 (Unaudited)	DECEMBER 31, 2010
ASSETS

Current Assets
Cash and cash equivalents	$765,045	$925,329
Accounts receivable, net	336,241	261,403
Inventories	65,410	8,684
Refundable deposits	680,000	-
Other current assets	78,922	114,026
Total Current Assets	1,925,618	1,309,442
		-
Property and equipment, net	6,269,577	6,238,784
Construction in progress	35,473,273	14,332,199
Long-term prepayments – land usage rights	23,468,337	21,955,769
Deposits	498,486	487,916
	65,709,673	43,014,668
Total Assets	$67,635,291	$44,324,110

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,647,797	$2,734,849
Shares to be issued	300,000	454,817
Derivative liability	324,114	908,142
Due to related party	168,828	120,840
Liability for stock price guarantee	1,476,949	-
Total Current Liabilities	4,917,688	4,218,648

Commitments and Contingencies

Shareholders' Equity
Preferred stock, par value $.001 per share, 20,000,000 shares authorized, of which 2,000,000 shares are designated as series A convertible preferred stock, with 1,259,858 and 1,409,858 shares outstanding on June 30, 2011 and December 31, 2010, respectively	1,260	1,410
Common stock, $0.001 par value, 780,000,000 shares authorized, 244,487,954 and 157,793,840 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	244,488	157,794
Additional paid in capital	37,612,501	19,438,509
Retain earnings	21,701,529	18,624,692
Accumulated other comprehensive income	3,157,825	1,883,057
Total shareholders' equity	62,717,603	40,105,462

Total Liabilities and Stockholders' Equity	$67,635,291	$44,324,110

Table 2
SINO GREEN LAND CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2011	2010	2011	2010

Sales	$38,804,182	$29,771,125	$80,038,079	$63,326,928
Cost of goods sold	35,203,256	26,640,332	71,999,228	56,560,136
Gross profit	3,600,926	3,130,793	8,038,851	6,766,793

Operating expenses
Selling expenses	666,399	662,160	1,693,256	1,454,340
General and administrative expenses	1,653,107	1,151,042	3,841,268	1,805,800
Total operating expenses	2,319,506	1,813,202	5,534,524	3,260,140

Operating income	1,281,420	1,317,591	2,504,327	3,506,652

Other income(expense)
Interest income	248	337	644	1,943
Change in derivative liability	107,671	2,626,863	584,027	354,382
Other (expense)	(1,333)	(2,233)	(12,161)	(4,603)
Total other income (expense)	106,586	2,624,967	572,510	351,722
Income before income taxes	1,388,006	3,942,557	3,076,837	3,858,374
Income taxes	-	-	-	-
Net income	1,388,006	$3,942,557	$3,076,837	3,858,374
Deemed preferred stock dividend				(350,000)
Net income applicable to common shareholders	$1,388,006	3,942,557	3,076,837	$3,508,374

Comprehensive income:
Net income	1,388,006	3,942,557	3,076,837	3,858,374
Other comprehensive income
Foreign currency translation gain	994,267	188,973	1,274,767	185,244

Comprehensive income	$2,382,273	$4,131,531	$4,351,604	$4,043,618
Earnings per share
Basic	$0.01	$0.03	$0.02	$0.03
Diluted	$0.01	$0.03	$0.01	$0.03
Weighted average number of shares outstanding
Basic	215,566,521	118,295,318	200,388,595	113,769,558
Diluted	232,653,009	146,678,642	219,448,838	144,919,481